UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2021

GREENLANE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38875	83-0806637
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1095 Broken Sound Parkway, Suite 300 Boca Raton, FL	33487
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 292-7660

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	GNLN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

On August 9, 2021, Greenlane Holdings, Inc. (the “Company”) entered into securities purchase agreements (each a “Purchase Agreement” and collectively, the “Purchase Agreements”) with certain accredited investors identified on the signature pages thereto (the “Purchasers”), pursuant to which the Company agreed to issue and sell an aggregate of 4,200,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), pre-funded warrants to purchase up to 5,926,583 shares of Common Stock (the “Pre-Funded Warrants”) and warrants to purchase up to 6,075,950 shares of Common Stock (the “Standard Warrants” and, together with the Pre-Funded Warrants, the “Warrants”), in a registered direct offering (the “Offering”). The Common Stock and Warrants will be sold in Units (the “Units”), with each unit consisting of one share of Class A common stock or a Pre-Funded Warrant and a Standard Warrant to purchase 0.6 of a share of Common Stock. The Units are being offered by the Company pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-257654) filed with the Securities and Exchange Commission (the “Commission”) on July 2, 2021 and declared effective on August 2, 2021 and a prospectus supplement thereunder, dated August 9, 2021 and filed with the Commission on August 10, 2021. Subject to certain ownership limitations, the Standard Warrants will be immediately exercisable at an exercise price equal to $3.55 per share of Common Stock. The Standard Warrants are exercisable for five years from the date of issuance. Each Pre-Funded Warrant is exercisable for one Share of Class A common stock at an exercise price of $0.01 and the Pre-Funded Warrants do not expire until exercised.

The purchase price for a Unit that contains a share of Common Stock is $3.16 per Unit and the purchase price for a Unit that contains a Pre-Funded Warrant is $3.15 per Unit. The closing of the Offering is expected to occur on August 11, 2021. The Company expects the aggregate gross proceeds from the Offering to be approximately $32 million. The Company expects the aggregate net proceeds from the Offering, after deducting the placement agent fees and other estimated offering expenses, to be approximately $29.9 million. The Company intends to use the net proceeds from the offering to fund potential business acquisitions and for general corporate and working capital purposes, including costs associated with the Company’s previously announced merger with KushCo Holdings, Inc.

The Purchase Agreements contain customary representations, warranties and agreements by the Company and customary conditions to closing. Under the Purchase Agreements, the Company has agreed, subject to certain exceptions, not to enter into any agreement to issue or announce the issuance or proposed issuance of any Class A Common Stock or Class A common stock equivalents for a period of 60 days following the Offering.

A.G.P./Alliance Global Partners (“A.G.P.”) is acting as placement agent for the Offering.

The Company agreed to pay A.G.P. an aggregate cash fee equal to 6% of the aggregate gross proceeds raised in the Offering pursuant to a Placement Agency Agreement entered into by the Company and A.G.P. on August 9, 2021 (the “Placement Agency Agreement”). The Company also agreed to reimburse A.G.P. up to $35,000 for fees and expenses, including the fees and expenses of A.G.P.’s counsel.

The foregoing summaries of the Standard Warrants, the Pre-Funded Warrants, the Purchase Agreements and the Placement Agency Agreement (the “Transaction Documents”) do not purport to be complete and are qualified in their entirety by reference to the full texts of the form of Standard Warrant, the form of Pre-Funded Warrant, the form of Purchase Agreement and the Placement Agency Agreement that are filed herewith as Exhibits 4.1, 4.2, 10.1 and 10.2, respectively.

This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of Standard Warrant
4.2	Form of Pre-Funded Warrant
5.1	Opinion of Morrison & Foerster LLP regarding the legality of shares
10.1	Form of Securities Purchase Agreement dated August 9, 2021
10.2	Placement Agency Agreement dated as of August 9, 2021
23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLANE HOLDINGS, INC.

Dated: August 10, 2021	By:	/s/ William Mote
William Mote
Chief Financial Officer